Exhibit 99.2
Abercrombie & Fitch Co.
Quarterly Financial Information
(Unaudited)
(in thousands, except per share data and store data)

				Fiscal 2010					Fiscal 2011
	2007	2008	2009	Q1	Q2	Q3	Q4	YTD	Q1

Net Sales	$3,699,656	$3,484,058	$2,928,626	$687,804	$745,798	$885,778	$1,149,396	$3,468,777	$836,674

Cost of Goods Sold	1,211,490	1,152,963	1,045,028	256,388	260,450	321,346	418,410	1,256,596	293,013

Gross Profit	2,488,166	2,331,095	1,883,598	431,416	485,348	564,432	730,986	2,212,181	543,661

Total Stores and Distribution Expense	1,344,178	1,436,363	1,425,950	354,410	364,482	385,135	485,475	1,589,501	399,101

Total Marketing, General and Administrative Expense	376,780	405,248	353,269	96,632	95,206	102,612	106,354	400,804	107,651

Other Operating Income, Net	(11,702)	(8,778)	(13,533)	(914)	(1,900)	(1,692)	(5,549)	(10,056)	(1,836)

Operating Income (Loss)	778,909	498,262	117,912	(18,712)	27,560	78,377	144,706	231,932	38,745

Interest (Income) Expense, Net	(18,827)	(11,382)	(1,598)	825	807	671	1,058	3,362	950

Income (Loss) from Continuing Operations Before Taxes	797,737	509,644	119,510	(19,537)	26,753	77,706	143,648	228,570	37,795

Tax Expense (Benefit) for Continuing Operations	298,610	201,475	40,557	(7,709)	7,274	27,666	51,055	78,287	13,450

Net Income (Loss) from Continuing Operations	499,127	308,169	78,953	(11,828)	19,479	50,040	92,593	150,283	24,345

Net Income (Loss) from Discontinued Operations (Net of Taxes)	(23,430)	(35,914)	(78,699)	—	—	—	—	—	796

Net Income (Loss)	$475,697	$272,255	$254	$(11,828)	$19,479	$50,040	$92,593	$150,283	$25,141

Net Income (Loss) Per Share from Continuing Operations:
Basic	$5.72	$3.55	$0.90	$(0.13)	$0.22	$0.57	$1.06	$1.71	$0.28
Diluted	$5.45	$3.45	$0.89	$(0.13)	$0.22	$0.56	$1.03	$1.67	$0.27

Net Loss Per Share from Discontinued Operations:
Basic	$(0.27)	$(0.41)	$(0.90)	$—	$—	$—	$—	$—	$0.01
Diluted	$(0.26)	$(0.40)	$(0.89)	$—	$—	$—	$—	$—	$0.01

Net Income (Loss) Per Share:
Basic	$5.45	$3.14	$—	$(0.13)	$0.22	$0.57	$1.06	$1.71	$0.29
Diluted	$5.20	$3.05	$—	$(0.13)	$0.22	$0.56	$1.03	$1.67	$0.28

Weighted-Average Shares Outstanding:
Basic	87,248	86,816	87,874	88,095	88,220	88,236	87,691	88,061	87,282
Diluted	91,523	89,291	88,609	88,095	89,386	90,069	90,214	89,851	90,441

Comparable Store Sales	-1%	-13%	-23%	1%	5%	7%	13%	7%	10%

Actual Shares Outstanding	86,156	87,055	87,985	88,197	88,246	87,811	87,246	87,246	87,377

Number of Stores — End of Period	1,013	1,097	1,096	1,100	1,098	1,106	1,069	1,069	1,071

Gross Square Feet — End of Period	7,133	7,760	7,848	7,876	7,869	7,940	7,756	7,756	7,738